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As Filed with the Securities and Exchange Commission on March 18, 2002

Registration No. 333—

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EVERGREEN RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Colorado	84-0834147
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1401 17th Street, Suite 1200
Denver, Colorado 80202
(303) 298-8100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark S. Sexton
Chairman, President and Chief Executive Officer
Evergreen Resources, Inc.
1401 17th Street, Suite 1200
Denver, Colorado 80202
(303) 298-8100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Douglas A. Mays Womble Carlyle Sandridge & Rice, PLLC 3300 One Wachovia Center 301 S. College Street Charlotte, North Carolina 28202 (704) 331-4977	Kevin R. Collins Evergreen Resources, Inc. 1401 17th Street, Suite 1200 Denver, Colorado 80202 (303) 298-8100

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling securityholders shall determine.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

4.75% Senior Convertible Notes due 2021	$100,000,000(1)	107.125%(2)(3)	$107,125,000	$9,855.50

Common Stock, no par value (and associated stock purchase rights)	2,000,000(4)	—	—	—(5)

(1)
Represents the aggregate principal amount of maturity of the notes that were originally issued by the Registrant in December 2001.
(2)
Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c), based upon the average of the bid and asked prices for the Registrant's Senior Convertible Notes due 2021 on the PORTAL Market on March 12, 2002.
(3)
Exclusive of accrued interest.
(4)
Represents the number of shares of common stock that are currently issuable upon conversion of the notes registered hereby at a conversion price of $50.00. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event
(5)
No separate consideration will be received for the shares of common stock issuable upon conversion of the notes and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 18, 2002

$100,000,000
4.75% Senior Convertible Notes Due 2021
and Shares of Common Stock Issuable
Upon Conversion of the Notes

        We issued the notes in a private placement in December 2001. Under this prospectus, the selling securityholders named in this prospectus or in prospectus supplements may offer and sell their notes and/or the shares of common stock issuable upon conversion of their notes.

        Holders may surrender the notes for conversion into shares of our common stock at a conversion rate of 20.0 shares of our common stock per each $1,000 principal amount of notes at any time only: (1) if, for at least 20 trading days in the 30 consecutive trading-day period ending on the first day of a specified conversion period, the closing sale price per share of our common stock exceeds 110% of the conversion price per share of common stock in effect on that 30th day, (2) during the five trading-day period following any 10 consecutive trading-day period in which the average of the trading prices for the notes for that period was less than 105% of the average conversion value for the notes during that period, (3) during any period that the notes are rated by either Moody's Investors Service, Inc. or Standard & Poor's Rating Group and the rating assigned to the notes by either such rating agency is downgraded by two levels or more, provided, we have no obligation to have the notes rated, (4) if your notes have been called for redemption, or (5) upon the occurrence of specified corporate transactions described in this prospectus. The conversion rate may be adjusted under certain circumstances. The conversion rate may be adjusted as described in this prospectus under "Description of Notes—Conversion of Notes." The notes will mature on December 15, 2021.

        We will pay interest on the notes in cash on June 15 and December 15 of each year. The first interest payment will be made on June 15, 2002. The notes bear interest at a fixed annual rate of 4.75%. We will also pay contingent interest under certain circumstances set forth in this prospectus under "Description of Notes—Contingent Interest".

        We may redeem the notes at our option in whole or in part beginning on December 20, 2006, at the prices set forth in this prospectus under "Description of the Notes—Optional Redemption by Evergreen." In addition, upon the occurrence of a change in control, holders of the notes may require us to repurchase all or a portion of their notes.

        The notes are general unsecured obligations of Evergreen ranking on a parity in payment with all our existing and future senior indebtedness, and senior in right of payment with all our future subordinated indebtedness.

        Our common stock is traded on the New York Stock Exchange under the symbol "EVG." On March 15, 2002, the last reported sale price of the common stock on the NYSE was $41.20 per share.

        Investing in the securities offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 7.

        We will not receive any of the proceeds from the sale of the notes or the shares of common stock by any of the selling securityholders. The notes and the shares of common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. See "Plan of Distribution." The selling securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended. Any profits realized by the selling securityholders may be deemed to be underwriting commissions. If the selling securityholders use any broker-dealers, any commission paid to broker-dealers and, if broker-dealers purchase any notes or shares of common stock as principals, any profits received by such broker-dealers on the resale of the notes or shares of common stock may be deemed to be underwriting discounts or commissions under the Securities Act.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                        , 2002

Table of Contents

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
PROSPECTUS SUMMARY	3
RISK FACTORS	7
USE OF PROCEEDS	16
DIVIDEND POLICY	16
SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA	17
DESCRIPTION OF NOTES	21
DESCRIPTION OF CAPITAL STOCK	38
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	39
SELLING SECURITYHOLDERS	44
PLAN OF DISTRIBUTION	47
LEGAL MATTERS	49
EXPERTS	49
INDEPENDENT PETROLEUM ENGINEERS	50
WHERE YOU CAN FIND MORE INFORMATION	51
GLOSSARY OF CERTAIN OIL AND GAS TERMS	51

i

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        The terms "Evergreen," "Company," "we," "our" and "us" refer to Evergreen Resources, Inc. and its subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective investor. We have included technical terms important to an understanding of our business under "Glossary of Certain Oil and Gas Terms" on page 51.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, our growth strategies, anticipated trends in our business and our future results of operations, market conditions in the oil and gas industry, our ability to make and integrate acquisitions and the outcome of litigation and the impact of governmental regulations. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

  •
  a decline in natural gas production or natural gas prices;

  •
  incorrect estimates of required capital expenditures;

  •
  increases in the cost of drilling, completion and gas collection or other costs of production and operations;

  •
  an inability to meet growth projections; and

  •
  other risk factors set forth under "Risk Factors" in this prospectus.

        In addition, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to Evergreen, our business or our management, are intended to identify forward-looking statements.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and the documents we have incorporated by reference may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the

SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering. The documents we incorporate by reference are:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001; and

  •
  The description of our common stock and our Shareholder Rights Agreement that is contained in our registration statement on Form 8-A filed with the SEC on August 22, 2000, including any amendment or report filed for the purpose of updating such description (including the amendment on Form 8-A/A filed with the SEC on March 8, 2001).

        You may request a copy of these filings, at no cost to you, by writing or telephoning Kevin R. Collins, 1401 17th Street, Suite 1200, Denver, Colorado 80202 (telephone (303) 298-8100).

PROSPECTUS SUMMARY

        This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC using a "shelf" registration process. Under this shelf process, any selling securityholder may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling securityholders may offer.

Company Overview

        Evergreen Resources, Inc. is an independent energy company engaged in the operation, development, production, exploration and acquisition of natural gas properties. We are one of the leading developers of coal bed methane reserves in the United States. Our current operations are principally focused on developing and expanding our coal bed methane project located in the Raton Basin in southern Colorado. We have also begun coal bed methane projects in the United Kingdom and Alaska. In addition, we are engaged in the exploration of natural gas prospects in Northern Ireland and the Republic of Ireland, and own additional interests in other domestic and international areas.

        We are one of the largest holders of oil and gas leases in the Raton Basin, with interests in approximately 274,000 gross acres of coal bed methane properties in the basin. At December 31, 2001, we had estimated net proved reserves of 1.05 Tcf, 65% of which were proved developed, with an estimated present value of future net revenues, discounted at 10% (or PV-10), of approximately $598 million. Our net daily gas sales at December 31, 2001, were approximately 97 MMcf from a total of 681 net producing wells. Total production from our wells accounts for an estimated 75% of the gas currently sold from the Raton Basin. Our Raton Basin drilling program and acquisitions have enabled us to build an extensive inventory of additional drilling locations. We have identified at least 750 additional drilling locations on our Raton Basin acreage, of which 329 were included in our estimated proved reserve base at December 31, 2001. We operate and have a 100% working interest in substantially all of our Raton Basin acreage and wells.

        Since we began our drilling efforts in the Raton Basin, we have drilled more than 500 wells and achieved a success rate of approximately 98%. In addition, we have acquired over 200 producing wells. From March 31, 1995 through December 31, 2001, we grew our estimated proved reserves from 58 Bcf to 1,051 Bcf, which represents a compound annual growth rate in excess of 50%. During the same period, our net daily gas sales increased from just over 1 MMcf to approximately 97 MMcf.

        We believe that we have gained significant experience in coal bed methane exploration and development, including the use of enhanced drilling, completion and production techniques developed over a number of years. This has enabled us to become one of the lowest-cost finders, developers and producers among U.S. publicly-traded independent oil and gas companies. From the beginning of our Raton Basin project through December 31, 2001, we have spent approximately $240 million on the drilling and completion of our wells, pipelines, gas collection systems and compression equipment, and $244 million on the acquisition of additional properties. This represents a total finding and development cost of $0.31 per Mcf excluding acquisitions and $0.45 per Mcf including acquisitions.

        We were incorporated in Colorado on January 14, 1981. The address of our principal executive office is 1401 17th Street, Suite 1200, Denver, Colorado 80202 (telephone (303) 298-8100).

The Offering

Issuer	Evergreen Resources, Inc.
Notes Offered	$100 million principal amount of 4.75% Senior Convertible Notes due 2021.
Maturity	December 15, 2021.
Ranking
The notes are general unsecured obligations, ranking on a parity in right of payment with all our existing and future senior indebtedness, and senior in right of payment with all our future subordinated indebtedness.
Interest
The notes bear interest at a fixed annual rate of 4.75% to be paid in cash every June 15 and December 15 of each year, beginning on June 15, 2002. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Contingent Interest
In addition to the interest described above under "—Interest," we will pay contingent interest to the holders of the notes during any six-month period from June 15 to December 14 and from December 15 to June 14, as appropriate, commencing with the six-month period beginning June 15, 2002, if the average trading price of the notes for the five trading days ending on the second trading day immediately preceding the beginning of the relevant six-month period equals 120% or more of the principal amount of the notes. The rate of contingent interest payable in respect of any six-month period will equal the greater of (a) a per annum rate equal to 5.00% of our estimated per annum borrowing rate for senior non-convertible fixed-rate indebtedness with a maturity date comparable to the notes and (b) 0.30% per annum, but in no event may the rate of contingent interest exceed a per annum rate of 0.40%, in each case based on the outstanding principal amount of the notes. Contingent interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights
The notes are convertible at the option of the holder only (1) if, for at least 20 trading days in the 30 trading-day period ending on the first day of a specified conversion period, the closing sale price per share of our common stock exceeds 110% of the conversion price in effect on that 30th trading day, (2) during the five trading-day period following any 10 consecutive trading-day period in which the average trading price of the notes for that period was less than 105% of the average conversion value of the notes during that period, (3) during any period that the notes are rated by either Moody's Investors Service, Inc. or Standard & Poor's Rating Group and the rating assigned to the notes by either such rating agency is downrated by two levels or more, provided, we have no obligation to have the notes rated, (4) if the notes have been called for redemption, or (5) upon the occurrence of specified corporate transactions described in this prospectus. For each $1,000 note converted, we will deliver 20.0 shares of our common stock, subject to adjustment upon certain events.
Sinking Fund	None.
Optional Redemption
We may redeem some or all of the notes at any time on or after December 20, 2006 at a redemption price of 100% of their principal amount plus accrued and unpaid interest (including contingent interest).
Repurchase at Option of Noteholders
You may require us to repurchase all or part of your notes not previously redeemed, repurchased or converted on December 20, 2006, December 15, 2011 and December 15, 2016, for a repurchase price of 100% of their principal amount plus accrued and unpaid interest (including contingent interest). We may pay the repurchase price:
• on December 20, 2006, in cash, in shares of our common stock, or in any combination of cash and shares of our common stock; and
• on December 15, 2011 and December 15, 2016, in cash only.
Change in Control
Upon the occurrence of a change in control, as described in this prospectus, and before the maturity or redemption of the notes, you will have the right to require us to repurchase all or part of your notes at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest (including contingent interest).

Trading	The notes issued in the initial private placement are eligible for trading in the PORTAL market. However, notes sold using this prospectus will no longer be eligible for trading in the PORTAL market.
Use of Proceeds	We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the common stock offered under this prospectus.
New York Stock Exchange Symbol	EVG

Risk Factors

        An investment in the notes involves significant risks. You should carefully consider all the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 7.

RISK FACTORS

        You should carefully consider the following risk factors, in addition to the other information included or incorporated by reference in this prospectus, before purchasing the notes or shares of our common stock. In addition, please read "Forward-Looking Statements" on page 1 of this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

Risks Related to Our Business

Oil and gas prices are volatile, and an extended decline in prices would hurt our profitability and financial condition.

        Our revenues, operating results, profitability, future rate of growth and the carrying value of our oil and gas properties depend heavily on prevailing market prices for oil and gas. We expect the markets for oil and gas to continue to be volatile. Any substantial or extended decline in the price of oil or gas would have a material adverse effect on our financial condition and results of operations. It could reduce our cash flow and borrowing capacity, as well as the value and the amount of our gas reserves. All of our proved reserves are natural gas. Therefore, we are more directly impacted by volatility in the price of natural gas. Various factors beyond our control will affect prices of oil and gas, including:

  •
  worldwide and domestic supplies of oil and gas;
  •
  the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;
  •
  political instability or armed conflict in oil or gas producing regions;
  •
  the price and level of foreign imports;
  •
  worldwide economic conditions;
  •
  marketability of production;
  •
  the level of consumer demand;
  •
  the price, availability and acceptance of alternative fuels;
  •
  the availability of pipeline capacity;
  •
  weather conditions; and
  •
  actions of federal, state, local and foreign authorities.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas.

        We periodically review the carrying value of our oil and gas properties under the full cost accounting rules of the Securities and Exchange Commission. Under these rules, capitalized costs of proved oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time. We may be required to write-down the carrying value of our oil and gas properties when oil and gas prices are depressed or unusually volatile. If a write-down is required, it would result in a charge to earnings, but would not impact cash flow from operating activities. Once incurred, a write-down of oil and gas properties is not reversible at a later date.

Our operations require large amounts of capital.

        Our current development plans will require us to make large capital expenditures for the exploration and development of our natural gas properties. Also, we must secure substantial capital to explore and develop our international projects. Historically, we have funded our capital expenditures through a combination of funds generated internally from sales of production or properties, the issuance of equity, long-term debt financing and short-term financing arrangements. We cannot be sure that any additional financing will be available to us on acceptable terms. Future cash flows and the availability of financing will be subject to a number of variables, such as:

  •
  the success of our coal bed methane project in the Raton Basin;
  •
  our success in locating and producing new reserves;
  •
  the level of production from existing wells; and
  •
  prices of oil and natural gas.

        Issuing equity securities to satisfy our financing requirements could cause substantial dilution to existing shareholders. Debt financing could lead to:

  •
  a substantial portion of our operating cash flow being dedicated to the payment of principal and interest;
  •
  our being more vulnerable to competitive pressures and economic downturns; and
  •
  restrictions on our operations.

        If our revenues were to decrease due to lower oil and natural gas prices, decreased production or other reasons, and if we could not obtain capital through our credit facility or otherwise, our ability to execute our development plans, replace our reserves or maintain production levels could be greatly limited.

Information concerning our reserves and future net revenue estimates is uncertain.

        There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond our control. Estimates of proved undeveloped reserves, which comprise a significant portion of our reserves, are by their nature uncertain. The reserve data included in this prospectus is estimated. Although we believe these estimates are reasonable, actual production, revenues and reserve expenditures will likely vary from estimates, and these variances may be material.

        Estimates of oil and natural gas reserves, by necessity, are projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable oil and natural gas reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions governing future oil and natural gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity and value of the reserves. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material.

        In addition, readers should not construe PV-10 as the current market value of the estimated oil and natural gas reserves attributable to our properties. We have based the estimated discounted future net cash flows from proved reserves on prices and costs as of the date of the estimate, in accordance with applicable regulations, whereas actual future prices and costs may be materially higher or lower. For example, values of our reserves at December 31, 2001 were estimated using a calculated weighted average sales price of $2.32 per Mcf, which was based on the spot market price for gas on December 31, 2001. From January 1, 2001 to the date of this prospectus, our realized gas prices have been as high as $10.02 per Mcf and as low as $1.24 per Mcf. Many factors will affect actual future net cash flows, including:

  •
  the amount and timing of actual production;
  •
  supply and demand for natural gas;
  •
  curtailments or increases in consumption by natural gas purchasers; and
  •
  changes in governmental regulations or taxation.

        The timing of the production of oil and natural gas properties and of the related expenses affect the timing of actual future net cash flows from proved reserves and, thus, their actual present value. In addition, the 10% discount factor, which we are required to use to calculate PV-10 for reporting purposes, is not necessarily the most appropriate discount factor given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

We depend heavily on expansion and development of the Raton Basin.

        All of our proved reserves are in the Raton Basin, and our future growth plans rely heavily on increasing production and reserves in the Raton Basin. Our proved reserves will decline as reserves are depleted, except to the extent we conduct successful exploration or development activities or acquire other properties containing proved reserves.

        At December 31, 2001, we had estimated net proved undeveloped reserves of 366 Bcf, which constituted approximately 35% of our total estimated net proved reserves. Our development plan includes increasing our reserve base through continued drilling and development of our existing properties in the Raton Basin. We cannot be sure, though, that our planned projects in the Raton Basin will lead to significant additional reserves or that we will be able to continue drilling productive wells at anticipated finding and development costs.

Our producing property acquisitions carry significant risks.

        Our recent growth is due in part to acquisitions of producing properties. The successful acquisition of producing properties requires an assessment of a number of factors beyond our control. These factors include recoverable reserves, future oil and gas prices, operating costs and potential environmental and other liabilities. These assessments are inexact and their accuracy is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, the review will not permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every well. Even when a well is inspected, structural and environmental problems are not necessarily discovered. Normally, we acquire interests in properties on an "as is" basis with limited remedies for breaches of representations and warranties. In addition, competition for producing oil and gas properties is intense and many of our competitors have financial and other resources substantially greater than those available to us. Therefore, we cannot assure you that we will be able to acquire oil and gas properties that contain economically recoverable reserves or that we will acquire such properties at acceptable prices.

Our industry is highly competitive.

        Major oil companies, independent producers, institutional and individual investors are actively seeking oil and gas properties throughout the world, along with the equipment, labor and materials required to operate properties. Many of our competitors have financial and technological resources vastly exceeding those available to us. Many oil and gas properties are sold in a competitive bidding process in which we may lack technological information or expertise available to other bidders. We cannot be sure that we will be successful in acquiring and developing profitable properties in the face of this competition.

The oil and gas exploration business involves a high degree of business and financial risk.

        The business of exploring for and, to a lesser extent, developing oil and gas properties is an activity that involves a high degree of business and financial risk. Property acquisition decisions generally are based on various assumptions and subjective judgments that are speculative. Although available geological and geophysical information can provide information about the potential of a property, it is impossible to predict accurately the ultimate production potential, if any, of a particular property or well. Moreover, the successful completion of an oil or gas well does not ensure a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomic or only marginally economic.

Our business is subject to operating hazards that could result in substantial losses.

        The oil and natural gas business involves operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could cause us substantial losses. In addition, we may be liable for environmental damage caused by previous owners of property we own or lease. As a result, we may face substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur losses. An event that is not fully covered by insurance—for example, losses resulting from pollution and environmental risks, which are not fully insurable—could have a material adverse effect on our financial condition and results of operations.

Exploratory drilling is an uncertain process with many risks.

        Exploratory drilling involves numerous risks, including the risk that we will not find any commercially productive natural gas or oil reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:

  •
  unexpected drilling conditions;
  •
  pressure or irregularities in formations;
  •
  equipment failures or accidents;
  •
  adverse weather conditions;
  •
  compliance with governmental requirements; and
  •
  shortages or delays in the availability of drilling rigs and the delivery of equipment.

        Our future drilling activities may not be successful, nor can we be sure that our overall drilling success rate or our drilling success rate for activity within a particular area will not decline. Unsuccessful drilling activities could have a material adverse effect on our results of operations and financial condition. Also, we may not be able to obtain any options or lease rights in potential drilling locations that we identify. Although we have identified numerous potential drilling locations, we cannot be sure that we will ever drill them or that we will produce natural gas from them or any other potential drilling locations.

Hedging transactions may limit our potential gains or expose us to loss.

        To manage our exposure to price risks in the marketing of our natural gas, we enter into natural gas fixed price physical delivery contracts as well as commodity price swap contracts from time to time with respect to a portion of our current or future production. While intended to reduce the effects of volatile natural gas prices, these transactions may limit our potential gains if natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

  •
  our production is less than expected;
  •
  there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement;
  •
  the counterparties to our futures contracts fail to perform the contracts; or
  •
  a sudden, unexpected event materially impacts natural gas prices.

We may face unanticipated water disposal costs.

        Based on our previous experience with coal bed methane gas production in the Raton Basin, we believe that the Colorado Oil and Gas Conservation Commission will continue to routinely approve permits for the use of well-site pits, water disposal wells and evaporation ponds for the disposal of produced water. Where groundwater produced from the Raton Basin coal seams will not exceed surface discharge permit levels, and in many cases will meet state and federal primary drinking water standards, we can lawfully discharge the water into arroyos and surface waters pursuant to permits obtained from the State of Colorado. All of these disposal options require a laboratory analysis program to ensure compliance with state permit standards. Additionally, we contract with an independent water sampling company that collects the water samples and monitors our water management program. These monitoring costs are directly related to the number of well-site pits, evaporation ponds and discharge points.

        Where water of lesser quality is discovered or our wells produce water in excess of the applicable volumetric permit limits, we may have to drill additional disposal wells to re-inject the produced water back into deep underground rock formations. Produced water is currently injected at seven such wells and permits to drill two more of these underground injection control (UIC) wells are being prepared. The costs to dispose of this produced water may increase, which could have a material adverse effect on our operations in this area, if any of the following occur:

  •
  we cannot obtain future permits from the State of Colorado, or
  •
  water of lesser quality is discovered, or
  •
  our wells produce excess water, or
  •
  new laws or regulations require water to be disposed of in a different manner.

        We have been the defendant in a lawsuit under the federal Water Pollution Control Act, or Clean Water Act, relating to regulatory requirements for our water disposal from certain of our Raton Basin wells.

We have limited protection for our technology and depend on technology owned by others.

        We use operating practices that we believe are of significant value in developing coal bed methane resources. In most cases, patent or other intellectual property protection is unavailable for this technology. Our use of independent contractors in most aspects of our drilling and completion operations makes the protection of such technology more difficult. Moreover, we rely on technological know-how of the independent contractors that we retain for our oil and gas operations. We have no long-term agreements with these contractors and we cannot be sure that we will continue to have access to this know-how.

Our industry is heavily regulated.

        Federal, state and local authorities extensively regulate the oil and gas industry. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. Noncompliance with statutes and regulations may lead to substantial penalties, and the overall regulatory burden on the industry increases the cost of doing business and, in turn, decreases profitability. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration.

We must comply with complex environmental regulations.

        Our operations are subject to complex and constantly changing environmental laws and regulations adopted by U.S. federal, state and local governmental authorities, as well as by foreign governments where we are engaged in exploration or production operations. New laws or regulations, or changes to current requirements, could have a material adverse effect on our business. State, federal and local environmental agencies have relatively little experience with the regulation of coal bed methane operations, which are technologically different from conventional oil and gas operations. This inexperience has created uncertainty regarding how these agencies will interpret air, water and waste requirements and other regulations applicable to coal bed methane drilling, fracture stimulation methods, production and water disposal operations. We will continue to be subject to uncertainty associated with new regulatory interpretations and inconsistent interpretations between state and federal agencies. We could face significant liabilities to the government and third parties for discharges of oil, natural gas or other pollutants into the air, soil or water, and we could have to spend substantial amounts on investigations, litigation and remediation. We cannot be sure that existing environmental laws or regulations, as currently interpreted or enforced, or as they may be interpreted, enforced or altered in the future, will not materially adversely affect our results of operations and financial condition. As a result, we may face material indemnity claims with respect to properties we own or have owned.

Our business depends on transportation facilities owned by others.

        The marketability of our gas production depends in part on the availability, proximity and capacity of pipeline systems owned by third parties. Although we have some contractual control over the transportation of our product, material changes in these business relationships could materially affect our operations. Federal and state regulation of gas and oil production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines and general economic conditions could adversely affect our ability to produce, gather and transport natural gas.

Market conditions could cause us to incur losses on our transportation contracts.

        We have gas transportation contracts that require us to transport minimum volumes of natural gas. If we ship smaller volumes, we may be liable for the shortfall. Unforeseen events, including production problems or substantial decreases in the price for natural gas, could cause us to ship less than the required volumes, resulting in losses on these contracts.

Our international operations are subject to risks of doing business abroad.

        We hold exploration licenses onshore in the United Kingdom, in Northern Ireland and the Republic of Ireland and in northern Chile. We also hold an offshore exploration license in the Falkland

Islands. International operations are subject to political, economic and other uncertainties, including, among others, risk of war, revolution, border disputes, expropriation, re-negotiation or modification of existing contracts, import, export and transportation regulations and tariffs, taxation policies, including royalty and tax increases and retroactive tax claims, exchange controls, limits on allowable levels of production, currency fluctuations, labor disputes and other uncertainties arising out of foreign government sovereignty over our international operations.

We depend on key personnel.

        Our success will continue to depend on the continued services of our executive officers and a limited number of other senior management and technical personnel. Loss of the services of any of these people could have a material adverse effect on our operations. We currently do not have employment agreements with any of our executive officers.

Risks Related to This Offering

We could incur substantial additional debt, which could negatively impact our financial condition, results of operations and business prospects and prevent us from fulfilling our obligations under the notes.

        As of February 28, 2002, we had approximately $189 million in outstanding indebtedness, including the $100 million incurred in connection with the issuance of the notes. We are permitted to incur approximately $111 million of additional indebtedness, provided we meet certain requirements set forth in the indenture governing the notes and our credit facility. Our level of indebtedness could have important consequences on our operations, including:

  •
  making it more difficult for us to satisfy our obligations under the notes or other debt and, if we fail to comply with the requirements of any of our debt, could result in an event of default;
  •
  requiring us to dedicate a substantial portion of our cash flow from operations to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;
  •
  limiting our ability to obtain additional financing in the future for working capital, capital expenditures and other general business activities;
  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
  •
  detracting from our ability to withstand successfully a downturn in our business or the economy generally; and
  •
  placing us at a competitive disadvantage against other less leveraged competitors.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the notes.

We may not have sufficient cash to repurchase the notes upon a change in control or at the option of the noteholders.

        Upon the occurrence of certain change in control events and on the December 20, 2006, December 15, 2011 or December 15, 2016 repurchase dates, holders of the notes may require us to offer to repurchase all or any part of their notes. We may not have sufficient funds at such time to make the required repurchases of the notes. Additionally, certain events that would constitute a "change in control" (as defined in the indenture) would constitute an event of default under our credit facility that would, if it should occur, permit the lenders to accelerate the debt outstanding under our credit facility and that, in turn, would cause an event of default under the indenture.

        The source of funds for any required repurchase for cash will be our available cash or cash generated from oil and gas operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds would be available at such time to make any required cash repurchases of the notes tendered and to make any required payments of debt under our credit facility. Furthermore, using available cash to fund a required repurchase may impair our ability to obtain additional financing in the future. Any future credit agreements or other agreements relating to debt to which we may become a party will most likely contain similar restrictions and provisions.

You should consider the negative United States federal income tax consequences of owning the notes.

        We and each holder agree in the indenture, for United States federal income tax purposes, to treat the notes as "contingent payment debt instruments" subject to the Treasury regulations that govern contingent payment debt instruments. As a result, a holder will be required to include amounts in income, as original issue discount, in advance of cash such holder receives on a note, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing (9.00% per annum, compounded semiannually), even though the notes will have a significantly lower yield to maturity. A holder will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, a holder will recognize ordinary income upon a sale, exchange, conversion or redemption of the notes at a gain. In computing such gain, the amount realized by a holder will include, in the case of a conversion, the amount of cash and the fair market value of shares of common stock received. Holders are urged to consult their own tax advisors as to the United States federal, state and other tax consequences of acquiring, owning and disposing of the notes and shares of common stock issued upon conversion of the notes. See "Certain United States Federal Income Tax Considerations."

There is no public market for the notes, which could limit their market price or your ability to sell them for their inherent value.

        The notes are a new issue of securities for which there currently is no trading market. As a result, we cannot provide any assurances that a market will develop for the notes or that you will be able to sell your notes. The notes may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for convertible debt has been subject to disruptions that have caused substantial fluctuations in the prices of the securities. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

        We do not intend to apply for listing or quotation of the notes. The notes, however, are designated for trading in the PORTAL market. We have been informed by the initial purchasers that they intend to make a market in the notes. The initial purchasers are not obligated to do so, and they may cease their market-making at any time without notice. In addition, this market-making activity will be subject to the limitations imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, and may be limited during the effectiveness of a registration statement relating to the notes. See "Description of Notes."

The price of our common stock and therefore the price of our notes may fluctuate significantly, which may result in losses for investors.

        The market price of our common stock may be volatile. We expect our stock to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These include:

  •
  changes in oil and natural gas prices;

  •
  quarterly variations in operating results;
  •
  changes in financial estimates by securities analysts;
  •
  changes in market valuations of comparable companies;
  •
  additions or departures of key personnel; and
  •
  future sales of common stock.

        We may fail to meet expectations of our shareholders or of analysts at some time in the future, and our stock price and, therefore, the price of our notes could decline as a result.

Risks Related to our Common Stock

We do not pay dividends.

        We have never declared or paid any cash dividends on our common stock and we have no intention to do so in the near future.

Our articles of incorporation and bylaws have provisions that discourage corporate takeovers and could prevent shareholders from realizing a premium on their investment.

        Our articles of incorporation and bylaws contain provisions that may have the effect of delaying or preventing a change in control. These provisions, among other things, provide for noncumulative voting in the election of the board and impose procedural requirements on shareholders who wish to make nominations for the election of directors or propose other actions at shareholders' meetings. Also, our articles of incorporation authorize the board to issue up to 24,900,000 shares of preferred stock without shareholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board may determine. These provisions, alone or in combination with each other and with the rights plan described below, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to shareholders for their common stock.

        On July 7, 1997, our board of directors adopted a shareholder rights agreement, pursuant to which uncertificated stock purchase rights were distributed to our shareholders at a rate of one right for each share of common stock held of record as of July 22, 1997. The rights plan is designed to enhance the board's ability to prevent an acquirer from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire us by means of unfair or abusive takeover tactics. However, the existence of the rights plan may impede a takeover of us not supported by the board, including a takeover that may be desired by a majority of our shareholders or involving a premium over the prevailing stock price.

Our stock price has been and is likely to continue to be volatile.

        The market price of our common stock has been volatile. From January 1, 2001, to the date of this prospectus, the last sale price of our common stock on the NYSE has ranged from a low of $29.45 per share to a high of $50.99 per share. The market price of our common stock is subject to many factors, including:

  •
  prices for oil and natural gas;
  •
  general stock market conditions;
  •
  conditions in our industry;
  •
  changes in our revenues and earnings; and
  •
  changes in analyst recommendations and projections.

Our shares that are eligible for future sale may have an adverse effect on the price of our common stock.

        At February 28, 2002, we had 18,850,336 shares of common stock outstanding. In addition, as of that date, options and warrants to purchase 1,671,114 shares were outstanding, of which 777,864 were exercisable. These options and warrants are exercisable at prices ranging from $7.00 to $36.00 per share. Of the shares outstanding, approximately 17,618,249 shares were freely tradable without substantial restriction or the requirement of future registration under the Securities Act. In addition, various shareholders have registration rights with respect to a total of 23,200 shares of common stock. Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of our equity securities.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the notes and the underlying common stock. We will pay the costs relating to the registration of these shares, which we estimate to be $33,000.

DIVIDEND POLICY

        We have not declared or paid and do not anticipate declaring or paying any dividends on our common stock in the near future. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and such other factors as our board deems relevant.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

        The summary consolidated financial data presented below is derived from our consolidated financial statements. You should read the following information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

	Years Ended December 31,
	1999	2000	2001
	(in thousands, except per share data)
Statement of Operating Data:
Revenues:
Natural gas revenues	$26,722	$59,128	$119,745
Interest and other	207	565	1,025

Total revenues	26,929	59,693	120,770

Expenses:
Lease operating expenses	4,245	7,475	12,228
Transportation costs	4,001	5,902	9,524
Production and property taxes	1,146	2,567	5,472
Depreciation, depletion and amortization	4,757	8,190	16,212
General and administrative	3,024	4,364	6,985
Interest	1,927	3,330	8,331
Other	175	178	653

Total expenses	19,275	32,006	59,405

Income from continuing operations before income taxes	7,654	27,687	61,365
Income tax provision—deferred	2,979	10,695	22,838

Income from continuing operations	4,675	16,992	38,527
Discontinued operations:
Gain on disposal of discontinued operations, net	452	—	—

Net income	5,127	16,992	38,527
Preferred stock dividends	—	(2,929)	—

Net income attributable to common shareholders	$5,127	$14,063	$38,527

Basic income per common share:
From continuing operations	$0.36	$0.91	$2.08
From discontinued operations	0.03	—	—

Basic income per common share	$0.39	$0.91	$2.08

Diluted income per common share:
From continuing operations	$0.34	$.087	$1.98
From discontinued operations	0.03	—	—

Diluted income per common share	$0.37	$0.87	$1.98

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$12,731	$31,274	$90,113
Investing activities	(43,864)	(144,196)	(122,547)
Financing activities	30,471	116,269	31,457

	Years Ended December 31,
	1999	2000	2001
	(in thousands)
Other Financial Data:
Capital expenditures (1)	$52,003	$260,822	$138,149
EBITDA (2)	15,079	36,278	85,908
Cash flow (3)	13,126	36,289	78,056
December 31, 2001
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$3,024
Working capital (deficit)	(6,793)
Total assets	556,025
Total long-term debt	181,000
Total stockholders' equity	314,940

(1)
Capital expenditures include all cash and non-cash expenditures.

(2)
EBITDA is defined as net income attributable to common shareholders, plus interest, income taxes, depreciation, depletion and amortization. EBITDA is a financial measure commonly used in our industry and should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Because EBITDA excludes some, but not all, items that affect net income and may vary among companies, the EBITDA presented above may not be comparable to similarly titled measures of other companies.

(3)
Cash flow represents cash flow from operating activities prior to changes in assets and liabilities.

Ratio of Earnings of Fixed Charges

        The following table shows our unaudited ratio of earnings to fixed charges for the periods shown.

Years Ended December 31,
1997	1998	1999	2000	2001
7.24	4.11	3.99	7.45	7.15

        The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest). Interest expense includes the portion of operating rental expense which we believe is representative of the interest component of rental expense.

Summary Operating Data

        The following table sets forth summary data with respect to our production and sales of natural gas for the periods indicated.

	Years Ended December 31,
	1999	2000	2001
Sales Data:
Natural gas sales (MMcf)	13,656	19,521	30,807
Average Sales Price Per Unit:*
Natural gas (per Mcf)	$1.96	$3.03	$3.89
Costs Per Mcf:
Lease operating expenses	$0.31	$0.38	$0.40
Transportation costs	0.29	0.30	0.31
Production and property taxes	0.08	0.13	0.18
General and administrative	0.22	0.22	0.23
Depreciation, depletion and amortization	0.35	0.42	0.53

*
Includes effects of hedging transactions.

        The following table sets forth finding, development and acquisition costs with respect to our United States properties for the periods indicated.

	Years Ended December 31,
				March 31, 1995 Through December 31, 2001
	1999	2000	2001
Finding, Development and Acquisition Costs (per Mcf):
Drilling	$0.24	$0.31	$0.54	$0.31
Acquisition	0.32	1.21	0.50	0.80
All sources	0.25	0.72	0.53	0.45

Summary Reserve and Acreage Data

        The reserve estimates and PV-10 data at December 31, 2000 and 2001 for our properties were audited by Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants. Both Netherland Sewell and independent petroleum engineers, Resource Services International, Inc., audited the reserve estimates for our properties at December 31, 1999. You should read the following table along with the sections entitled "Risk Factors—Information concerning our reserves and future net revenue estimates is uncertain."

	At December 31,
	1999	2000	2001
Estimated Proved Reserves:
Natural gas (MMcf)	559,419	874,526	1,050,643
Percent proved developed	60%	62%	65%
PV-10 (1)(2) (in thousands)	$331,383	$2,920,166	$598,462
	At December 31,
	1999	2000	2001
Acreage:
Gross acres:
Developed	71,100	117,100	171,700
Undeveloped	3,467,700	2,234,900	3,327,300
Net acres:
Developed	64,500	105,800	157,000
Undeveloped	2,605,300	1,950,000	3,044,300

(1)
These amounts reflect the future effects of our year end prices and/or open hedging contracts at the end of the periods presented.

(2)
Weighted average natural gas prices used in the estimation of net proved reserves and the calculation of PV-10 were $2.31, $9.18 and $2.32 per Mcf at December 31, 1999, 2000, and 2001, respectively.

DESCRIPTION OF NOTES

        We issued the notes under an indenture, dated as of December 18, 2001, between us and First Union National Bank, as trustee. The following section summarizes some, but not all, provisions of the indenture and the registration rights agreement, dated as of December 18, 2001, between us, Bear, Stearns & Co. Inc., Wachovia Securities, UBS Warburg, Jefferies & Company, Inc. and Stifel, Nicolaus & Company Incorporated. We urge you to read the indenture and the registration rights agreement in their entirety because they, and not this description, define your rights as a holder of the notes. Copies of the forms of indenture and registration rights agreement are available to you upon request. In this section of the prospectus entitled "Description of Notes," when we refer to "Evergreen," "we," "our," or "us," we are referring to Evergreen Resources, Inc. and not any of its current or future subsidiaries.

Brief Description of the Notes

        The notes:

  •
  are limited to $100 million principal amount;

  •
  bear interest at a rate of 4.75% per year;

  •
  will bear contingent interest in the circumstances described under "—Contingent Interest";

  •
  are general unsecured obligations, ranking on a parity in right of payment with all our existing and future senior indebtedness, and senior in right of payment with all our future subordinated indebtedness;

  •
  are convertible into our common stock under the circumstances described below under "—Conversion of Notes" at a conversion price of $50.00 per share, subject to adjustment as described below under "—Conversion of Notes";

  •
  are redeemable at our option in whole or in part beginning on December 20, 2006, at a repurchase price of 100% of their principal amount plus accrued and unpaid interest (including contingent interest);

  •
  are subject to repurchase by us at your option if a change in control occurs;

  •
  are subject to repurchase by us at your option on December 20, 2006, December 15, 2011 and December 15, 2016, for a repurchase price of 100% of the principal amount of the notes plus accrued and unpaid interest (including contingent interest), which we may repay:

  •
  on December 20, 2006, in cash, in shares of our common stock, or in any combination of cash and shares of our common stock; and

  •
  on December 15, 2011 and December 15, 2016, in cash only; and

  •
  are due on December 15, 2021, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

        We are not restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Evergreen, except to the extent described under "—Repurchase of Notes at Your Option Upon a Change in Control."

        Under the indenture, we agree, and by purchasing a beneficial interest in the notes each holder of the notes is deemed to have agreed, among other things, for United States federal income tax purposes, to treat the notes as indebtedness that is subject to the regulations governing contingent payment debt instruments, and, for purposes of those regulations, to treat the fair market value of any stock received upon any conversion of the notes as a contingent payment, and the discussion herein assumes that such treatment is correct. However, the characterization of instruments such as the notes and the application of such regulations is uncertain in several respects. See "Certain United States Federal Income Tax Considerations—Classification of the Notes."

        We will maintain an office in New York City where the notes may be presented for registration, transfer, exchange or conversion. This office is currently the office of the trustee.

Interest

        The notes bear interest from December 18, 2001 at the annual rate of 4.75%. We will also pay contingent interest on the notes in the circumstances described below under "—Contingent Interest." We will pay interest on the notes on June 15 and December 15 of each year, beginning June 15, 2002, subject to limited exceptions if the notes are redeemed, repurchased or converted prior to the interest payment date. The record dates for the payment of interest will be June 1 and December 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        We will pay interest (including contingent interest) on:

  •
  the global notes to Depository Trust Company, or DTC, by wire transfer of immediately available funds;

  •
  any certificated notes having an aggregate principal amount of $2,000,000 or less either by check mailed to the holders of these notes or by wire transfer of immediately available funds; and

  •
  any certificated notes having an aggregate principal amount of more than $2,000,000 by wire transfer of immediately available funds at the election of the holders of these notes.

        References to interest include any additional interest payable under the circumstances described below under "—Registration Rights."

Contingent Interest

        In addition to the interest described above under "—Interest," we will pay contingent interest, subject to the accrual and record date provisions described above, to the holders of notes during any six-month period from June 15 to December 14 and from December 15 to June 14, as appropriate, commencing with the six-month period beginning June 15, 2002, if the average trading price, as described below, of the notes for the five trading days ending on the second trading day immediately preceding the beginning of the relevant six-month period equals 120% or more of the principal amount of the notes.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations per notes obtained by us or the calculation agent for $10,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by us, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us, this one bid shall be used. If we cannot reasonably obtain at least one bid for $10,000,000 principal amount of the notes from a nationally recognized securities dealer or if, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will equal (a) the then-applicable conversion rate of the notes multiplied by (b) the sale price of our common stock on such determination date.

        The trustee is currently the bid solicitation agent. We may change the bid solicitation agent at any time, but the bid solicitation agent may not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that we believe to be willing to bid for the notes.

        The rate of contingent interest payable in respect of any six-month period will equal the greater of (i) a per annum rate equal to 5.00% of our estimated per annum borrowing rate for senior non-convertible fixed-rate indebtedness with a maturity date comparable to the notes and (ii) 0.30% per annum, but in no event may the rate of contingent interest exceed a per annum rate of 0.40%, in each case based on the outstanding principal amount of the notes. Contingent interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Upon determination that holders of notes will be entitled to receive contingent interest during any relevant six-month period, on or prior to the start of the relevant six-month period, we will issue a press release and publish information with respect to any contingent interest on our website.

        We will pay contingent interest, if any, in the same manner as we will pay interest described above under "—Interest," and your obligations in respect of the payment of contingent interest in connection with the conversion of any notes will also be the same as described below under "—Conversion of Notes."

Conversion of Notes

        You have the right, at your option, to convert your notes, or a portion of your notes, into shares of our common stock, at any time prior to maturity under the circumstances described below, unless previously redeemed or repurchased, at a conversion price of $50.00 per share, subject to the adjustments described under the caption "—Adjustments to the Conversion Price."

Conversion Upon Satisfaction of Market Price Conditions

        You may convert your notes into shares of our common stock only (1) during any conversion period (as defined below), if, for at least 20 trading days in the 30-trading-day period ending on the first day of the conversion period, the closing sale price of our common stock on the principal exchange on which our common stock is traded exceeds 110% of the conversion price in effect on that 30th trading day, or (2) during the five trading-day period following any 10 consecutive trading-day period in which the average trading price of the notes (as defined above) for that 10-trading-day period was less than 105% of the average conversion value (as defined below) of a note during that period.

        A "conversion period" means the period from and including the 30th trading day in a fiscal quarter to, but not including, the 30th trading day in the immediately following fiscal quarter. The "conversion value" of a note as of any date is the product of the closing sale price of a share of our common stock times the number of shares of common stock into which the note could then be converted (assuming that the note was convertible as of such date). You may convert the notes only in denominations of $1,000 and multiples of $1,000.

Conversion Upon Notice of Redemption

        You have the right, at your option, to convert any notes we call for redemption into shares of our common stock at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at that time.

Conversion Upon a Credit Rating Event

        You will have the right, at your option, to convert any notes into shares of our common stock at any time during any period that the notes are rated by either Moody's Investors Service, Inc. or Standard & Poor's Rating Group and the credit rating initially assigned to the notes by either such rating agency is reduced by two or more ratings levels. We are under no obligation, however, to have the notes rated.

Conversion Upon Specified Corporate Transactions

        You will have the right, at your option, to convert your notes into shares of our common stock in the event:

  (1)
  we distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the sale price of the common stock at the time of announcement of such distribution;

  (2)
  we elect to distribute to all holders of our common stock, cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the sale price of the common stock on the day preceding the declaration date for the distribution; or

  (3)
  a change in control (as defined below under "Repurchase of Notes at Your Option Upon a Change in Control") occurs.

In any such event, you may convert your notes into shares of our common stock at any time after we notify you of such event (1) until the earlier of the close of business on the business day immediately prior to the ex-dividend date or the date of our announcement that the distribution will not take place, in the case of a distribution, or (2) until 30 days thereafter, in the case of a change in control. We will notify you at least 20 days prior to the ex-dividend date for a distribution or within 10 business days of the occurrence of a change in control, as the case may be, of the occurrence of any such event. In the case of a distribution, you may not convert your note if you will otherwise participate in the distribution without conversion.

        In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, you may convert your notes into shares of our common stock at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction. In the event you do not convert your note during this time period, you will be entitled to receive, upon conversion, the kind and amount of cash, securities or other property that you would have received if you had converted your note immediately prior to such consolidation, merger or binding share exchange.

Conversion Procedures

        Except as described below, we will not make any payment or other adjustment for accrued and unpaid interest (including contingent interest) on the notes or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date for an interest payment and the opening of business on the next interest payment date (except for notes or portions of notes called for redemption on a redemption date occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the principal amount to be converted.

        We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay a cash amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion. If the notes are called for redemption or are subject to repurchase following a change in control or on specific dates, your conversion rights on the notes called for redemption or so subject to repurchase will expire at the close of business on the second business day before the redemption date or repurchase date, as the case may be, unless we default in the payment of the redemption price or repurchase price. If you have submitted your notes for repurchase upon a change in control or on specific dates, you may only convert your notes if you withdraw your election in accordance with the indenture.

Adjustments to the Conversion Price

        The conversion price will be adjusted upon the occurrence of:

  (1)
  the issuance of shares of our common stock as a dividend or distribution on our common stock;

  (2)
  the subdivision or combination of our outstanding common stock;

  (3)
  the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

  (4)
  the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets or rights or warrants, excluding:

  •
  dividends, distributions and rights or warrants referred to in clause (1) or (3) above; and

  •
  dividends or distributions exclusively in cash referred to in clause (5) below;

  (5)
  the distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with:

  •
  any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment; and

  •
  all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

  (6)
  the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with:

  •
  any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment; and

  •
  all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

        In the event of:

    •
    any reclassification of our common stock, or

    •
    a consolidation, merger or combination involving Evergreen, or

    •
    a sale or conveyance to another person of the property and assets of Evergreen as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

        You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

        We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in the best interest of Evergreen. We are required to give at least 15 days' prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

        No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Optional Redemption by Evergreen

        We may redeem the notes in whole or from time to time in part on or after December 20, 2006, on at least 20 days', and no more than 60 days', notice at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest (including contingent interest) to, but excluding, the redemption date. If the redemption date is an interest payment date, interest will be paid to the record holder on the relevant record date.

        If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

        No sinking fund is provided for the notes.

Repurchase of Notes at Your Option Upon a Change in Control

        In the event of a change in control, you have the right to require us to repurchase all or any part of your notes after the occurrence of a change in control at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest (including contingent interest) to, but excluding, the repurchase date. Notes submitted for repurchase must be in $1,000 or multiples of $1,000 principal amount.

        We shall mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of a change in control. This notice shall state among other things:

  •
  the terms and conditions of the change in control;

  •
  the procedures required for exercise of the change in control repurchase feature; and

  •
  the holder's right to require Evergreen to repurchase the notes.

        You must deliver written notice of your exercise of this repurchase right to a paying agent at any time prior to the close of business on the business day prior to the change in control repurchase date. The written notice must specify the notes for which the repurchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control repurchase date.

        A change in control will be deemed to have occurred if any of the following occurs:

  •
  any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of voting stock of Evergreen representing 50% or more of the total voting power of all outstanding classes of voting stock of Evergreen or has the power, directly or indirectly, to elect a majority of the members of the board of directors of Evergreen;

  •
  Evergreen consolidates with, or merges with or into, another person or Evergreen sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of Evergreen, or any person consolidates with, or merges with or into, Evergreen, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, shares of voting stock of Evergreen immediately prior to such transaction "beneficially own," directly or indirectly, shares of voting stock of Evergreen, representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

  •
  a liquidation or dissolution of Evergreen.

        However, a change in control will not be deemed to have occurred if either:

  •
  the last sale price of our common stock for any five trading days within:

  •
  the period of ten consecutive trading days immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control resulting solely from a change in control under the first bullet point above, or

  •
  the period of ten consecutive trading days immediately preceding the change in control, in the case of a change in control under the second and third bullet points above, is at least equal to 105% of the conversion price in effect on such day; or

  •
  in the case of a merger or consolidation, all of the consideration excluding cash payments for fractional shares in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

        For purposes of this change in control definition:

  •
  "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5 (b) (1) under the Exchange Act, or any successor provision;

  •
  a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of voting stock of Evergreen will be deemed to include, in addition to all outstanding shares of voting stock of Evergreen and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

  •
  "beneficially owned" has a meaning correlative to that of beneficial owner;

  •
  "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

  •
  "voting stock" means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions irrespective of whether or not, at the time, capital stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

        The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

        We will under the indenture:

  •
  comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

  •
  file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes upon a change in control.

        This change in control repurchase feature may make more difficult or discourage a takeover of Evergreen and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control repurchase feature is a result of negotiations between us and the initial purchasers.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

        If a change in control were to occur, we may not have sufficient funds to pay the change in control repurchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar change in control provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture.

Repurchase of Notes at Your Option on Specific Dates

        You will have the right to require us to repurchase the notes on December 20, 2006, December 15, 2011 and December 15, 2016. We will be required to repurchase any outstanding note for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related notes. Our repurchase obligation will be subject to certain additional conditions. Also, our ability to satisfy our repurchase obligations may be affected by the factors described in "Risk Factors" under the caption

"We may not have sufficient cash to repurchase the notes upon a change in control or at the option of the noteholders."

        The repurchase price payable will be equal to 100% the principal amount plus accrued and unpaid interest (including contingent interest) through the repurchase date.

        On December 15, 2011 and December 15, 2016, we must pay the repurchase price in cash.

        On December 20, 2006, we may, at our option, elect to pay the repurchase price in cash, in shares of our common stock, or in any combination thereof. For a discussion of the tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Certain United States Federal Income Tax Considerations—Sale, Exchange, Conversion or Redemption."

        We will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

  •
  whether we will pay the repurchase price of the notes in cash, in shares of our common stock, or in any combination thereof, specifying the percentages of each;

  •
  we elect to pay in shares of our common stock, the method of calculating the market price of the common stock; and

  •
  the procedures that holders must follow to require us to repurchase their notes.

        Your notice electing to require us to repurchase your notes must state:

  •
  if certificated notes have been issued, the note certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

  •
  the portion of the principal amount at maturity of notes to be repurchased, in multiples of $1,000;

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the indenture; and

  •
  in the event we elect, pursuant to the notice that we are required to give, to pay the repurchase price in shares of common stock, in whole or in part, but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the repurchase price or portion of the repurchase price in shares of common stock is not satisfied prior to the close of business on the repurchase date, as described below, whether the holder elects:

  •
  to withdraw the repurchase notice as to some or all of the notes to which it relates, or

  •
  to receive cash in respect of the entire repurchase price for all notes or portions of notes subject to such repurchase notice.

        If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all notes subject to the repurchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of shares of common stock, see "Certain United States Federal Income Tax Considerations—Sale, Exchange, Conversion or Redemption."

        You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state:

  •
  the principal amount at maturity of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes, or, if not certificated, your notice must comply with appropriate DTC procedures; and

  •
  the principal amount at maturity, if any, which remains subject to the repurchase notice.

        If we elect to pay the repurchase price, in whole or in part, in shares of common stock, the number of shares to be delivered by us will be equal to the portion of the repurchase price to be paid in common stock divided by 93% of the market price of one share of common stock as determined by us in our repurchase notice. We will pay cash based on the market price for all fractional shares in the event we elect to deliver shares of common stock in payment, in whole or in part, of the repurchase price.

        The "market price" means the average of the sale prices of the common stock for the five-trading-day period ending on the third business day prior to the applicable repurchase date (if the third business day prior to the applicable repurchase date is a trading day, or, if not, then on the last trading day prior to), appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five-trading-day period and ending on such repurchase date, of certain events that would result in an adjustment of the conversion rate with respect to the common stock.

        The "sale price" of the common stock on any date means the closing sale price per share of common stock (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System.

        Because the market price of the common stock is determined prior to the applicable repurchase date, holders of notes bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to such repurchase date. We may pay the repurchase price or any portion of the repurchase price in shares of common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

        Upon determination of the actual number of shares of common stock in accordance with the foregoing provisions, we will publish such information on our website or through such other public medium as we may use at that time.

        Our right to repurchase notes, in whole or in part, with shares of common stock is subject to our satisfying various conditions, including:

  •
  the registration of the shares of common stock under the Securities Act and the Exchange Act, if required; and

  •
  any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

        If such conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, we will pay the repurchase price of the notes of the holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

        Our ability to repurchase notes with cash may be limited by the terms of our then-existing borrowing agreements. The indenture will prohibit us from repurchasing notes for cash in connection with the holders' repurchase right if any event of default under the indenture has occurred and is continuing, except a default in the payment of the repurchase price with respect to the notes.

        A holder must either effect book-entry transfer or deliver the note, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. You will receive payment in cash on the repurchase date or the time of book-entry transfer or the delivery of the note. If the paying agent holds money or securities sufficient to pay the repurchase price of the note on the business day following the repurchase date, then:

  •
  the note will cease to be outstanding;

  •
  interest will cease to accrue; and

  •
  all other rights of the holder will terminate.

This will be the case whether or not book-entry transfer of the note is made or whether or not the note is delivered to the paying agent.

        We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes at your option.

Events of Default

        Each of the following will constitute an event of default under the indenture:

  •
  failure to pay principal of or premium, if any, on any note when due;

  •
  failure to pay any interest (including contingent interest) on any note when due, if such failure continues for 30 days;

  •
  failure of Evergreen to perform any other covenant required of us in the indenture, if such failure continues for 60 days after written notice has been given by the trustee, or the holders of at least 25% in aggregate principal amount of the outstanding notes;

  •
  a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of Evergreen or any of its subsidiaries for money borrowed whether such indebtedness now exists, or is created after the date of the indenture, which default:

  •
  involves the failure to pay principal of or any premium or interest on such indebtedness when such indebtedness becomes due and payable at the stated maturity thereof, and such default shall continue after any applicable grace period, or

  •
  results in the acceleration of such indebtedness prior to its stated maturity, and in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness so unpaid at its stated maturity or the stated maturity of which has been so accelerated, aggregates $10 million or more;

  •
  failure by Evergreen or any of its subsidiaries to pay final judgments aggregating in excess of $10 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

  •
  certain events in bankruptcy, insolvency or reorganization of Evergreen or any of its subsidiaries.

        If an event of default, other than an event of default described in the sixth bullet point above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in the sixth bullet point above occurs, the principal amount of the notes will automatically become immediately due and payable.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        No holder has any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request within 60 days after such notice, request and offer.

However, these limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note or the right to convert the note on or after the applicable due date.

        We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not Evergreen, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture. If so, such statement will specify any known defaults.

Modification and Waiver

        We and the trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding notes.

        However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding note who is affected by the modification or amendment if such modification or amendment would do any of the following:

  •
  change the maturity of the principal of or any installment of interest (including contingent interest) on any note;

  •
  reduce the principal amount of, or any premium or interest (including contingent interest) on, any note;

  •
  reduce the amount of principal payable upon acceleration of the maturity of any note;

  •
  change the place or currency of payment of principal of, or any premium or interest (including contingent interest) on, any note;

  •
  impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

  •
  adversely affect the right of holders to convert notes other than as provided in or under the indenture;

  •
  reduce the percentage in principal amount of outstanding notes, the consent of whose holders is required for modification or amendment of the indenture;

  •
  reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify such provisions with respect to modification and waiver.

        Holders of a majority in aggregate principal amount of the outstanding notes may waive, on behalf of the holders of all of the notes, compliance by us with respect to certain restrictive provisions of the indenture.

        Generally, the holders of not less than a majority of the aggregate principal amount of the outstanding notes may, on behalf of all holders of the notes, waive any past default or event of default unless:

  •
  we fail to pay principal, premium or interest (including contingent interest) on any note when due;

  •
  we fail to convert any note into common stock; or

  •
  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

        Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

  •
  the successor person, if any, is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state of the United States, and assumes our obligations on the notes and under the indenture; and

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

Registration Rights

        We entered into a registration rights agreement with the initial purchasers of the notes. If you sell the notes or shares of common stock issued upon conversion of the notes under this registration statement, you generally will be required to be named as a selling securityholder in this prospectus, deliver this prospectus to purchasers and be bound by applicable provisions of the registration rights agreement, including some indemnification provisions.

        In the registration rights agreement, we agreed to file a registration statement that includes this prospectus with the Securities and Exchange Commission by March 18, 2002. We agreed to use all reasonable best efforts to cause this registration statement to become effective as promptly as practicable, but before June 16, 2002. We agreed to keep this registration statement effective until the earliest of (i) two years after the filing date, (ii) the date when all registrable securities shall have been registered under the Securities Act, and (iii) the date on which all registrable securities are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act. We may suspend the holders' use of this prospectus under limited circumstances for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period. We also agreed to pay liquidated damages to holders of the notes and shares of the common stock issued upon conversion of the notes if the registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. You should refer to the registration rights agreement for a description of these liquidated damages.

Satisfaction and Discharge

        We may, at our option, satisfy and discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding notes will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Transfer and Exchange

        We have initially appointed the trustee as security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  •
  appoint additional paying agents or conversion agents; or

  •
  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Repurchase and Cancellation

        All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, repurchase notes in the open market or by tender offer at any price or by private agreement. Any notes repurchased by us, to the extent permitted by law, may be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

        The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Concerning the Trustee

        First Union National Bank serves as the trustee under the indenture. The trustee is permitted to deal with Evergreen and any affiliate of Evergreen with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflicts or resign.

        The holders of a majority in principal amount of all outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

        The notes were originally issued in the form of one or more global securities. The global security has been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        Pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited were designated by the initial purchasers. Ownership of beneficial interests in the global security is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security is shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading "Transfer Restrictions."

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue 50,000,000 shares of common stock, no par value, and 24,900,000 shares of preferred stock, par value $1.00 per share. At February 28, 2002, 18,850,336 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

        Holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors. Holders of common stock have no preemptive rights and are entitled to such dividends as may be declared by the board of directors out of legally available funds. The common stock is not entitled to any sinking fund, redemption or conversion provisions. If Evergreen liquidates, dissolves or winds up its business, the holders of common stock will be entitled to share ratably in our net assets remaining after the payment of all creditors, if any, and the liquidation preferences of any preferred shareholders. When issued, the shares of common stock will be fully paid and non-assessable. The common stock is currently traded on the New York Stock Exchange. The transfer agent and registrar for the common stock is Computershare Investor Services, L.L.C.

Anti-Takeover Matters

        Our articles of incorporation and bylaws contain provisions that may have the effect of delaying, deferring or preventing a change in control of Evergreen. These provisions, among other things, provide for a board of directors with staggered terms and noncumulative voting in the election of directors and impose certain procedural requirements on shareholders who wish to make nominations for the election of directors or propose other actions at shareholders' meetings.

        In addition, our articles of incorporation authorize the board to issue up to 24,900,000 shares of preferred stock without shareholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board of directors may determine. These provisions, alone or in combination with each other and with the shareholder rights plan described below, may discourage transactions involving actual or potential changes in control of Evergreen, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common stock.

        On July 7, 1997, the board of directors adopted a shareholder rights plan pursuant to which stock purchase rights were distributed as a dividend to our common shareholders at a rate of one right for each share of common stock held of record as of July 22, 1997 and for each share of stock issued thereafter.

        The rights plan is designed to enhance the board's ability to prevent an acquiror from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire Evergreen by means of unfair or abusive takeover tactics that have been prevalent in many unsolicited takeover attempts.

        Under the rights plan, the rights will become exercisable only if a person or a group (except for those who held 20% or more of our stock when the rights plan was adopted) acquires or commences a tender offer for 20% or more of our common stock. Until they become exercisable, the rights attach to and trade with the common stock. The rights will expire July 22, 2007. The rights may be redeemed by the continuing members of the board at $.001 per right prior to the day after a person or group has accumulated 20% or more of the common stock.

        If a person or group acquired 20% of our common stock, the rights would then be modified to represent the right to receive, for the exercise price, common stock having a value worth twice the exercise price.

        If Evergreen were involved in a merger or other business combination at any time after a person or group has acquired 20% or more of our common stock, the rights would be modified so as to entitle a holder to buy a number of shares of common stock of the acquiring entity having a market value of twice the exercise price of each right.

        All rights held or acquired by a person or group holding 20% or more of our shares are void. The rights are not triggered by continued stock ownership of those who held 20% or more of our stock when the rights plan was adopted, unless these shareholders increase their holdings in Evergreen above 30%.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

        This is a summary of the material United States federal income tax consequences relevant to holders of notes. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. In addition, the discussion does not purport to deal with persons in special tax situations, such as banks or other financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt entities, expatriates, Non-U.S. Holders (as defined below), persons holding notes in a tax-deferred or tax-advantaged account, persons holding notes as a hedge against currency or interest rate risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, or U.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

        We do not address all of the tax consequences that may be relevant to a U.S. Holder (as defined below). In particular, we do not address:

  •
  the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of notes;
  •
  the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of notes;
  •
  any state, local or foreign tax consequences of the purchase, ownership or disposition of notes; or
  •
  any United States federal, state, local or foreign tax consequences of owning or disposing of the common stock.

        A U.S. Holder is a beneficial owner of the notes who or which is:

  •
  a citizen or individual resident of the United States, as defined in Section 7701(b) of the Internal Revenue Code of 1986, as amended (the "Code");
  •
  a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
  •
  an estate if its income is subject to United States federal income taxation regardless of its source; or
  •
  a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

A Non-U.S. Holder is a holder of notes other than a U.S. Holder.

        No statutory, administrative or judicial authority directly addresses the treatment of the notes or instruments similar to the notes for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the "IRS") with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

        WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

Classification of the Notes

        Pursuant to the terms of the indenture, we and each holder of a note agree, for United States federal income tax purposes, to treat the notes as "contingent payment debt instruments" and to be bound by the application of the Treasury regulations governing contingent payment debt instruments (the "CPDI regulations"), in the manner described below, and the remainder of this discussion assumes that the notes will be treated so. Because the tax characterization of the notes is uncertain, no assurance can be given that the IRS will not assert that the notes should be treated in a different manner. Such an alternative characterization could affect the amount, timing and character of income, gain or loss of an investment in the notes. In particular, it might be determined that a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should have recognized capital gain upon a taxable disposition of its note.

Accrual of Interest on the Notes

        Pursuant to the CDPI regulations, U.S. Holders of the notes will be required to accrue interest income on the notes, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders will likely be required to include interest in taxable income in each year in excess of the accruals on the notes for non-tax purposes and in excess of both the stated fixed interest and any contingent interest payments actually received in that year. The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

  (1)
  the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

  (2)
  divided by the number of days in the accrual period; and

  (3)
  multiplied by the number of days during the accrual period that the U.S. Holder held the notes.

        A note's issue price is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any noncontingent payment and the projected amount of any contingent payment previously made with respect to the notes.

        The term "comparable yield" means the annual yield we would pay, as of the initial issue date, on a fixed rate, nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. We have calculated and intend to treat the comparable yield for the notes as 9.00% per annum, compounded semiannually. The projected payment schedule (as defined below) that we have constructed is based upon this comparable yield. It is possible that the IRS could challenge the comparable yield and projected payment schedule. The yield, if redetermined as a result of such a challenge, could be greater or less than the comparable yield provided by us, and the projected payment schedule could differ materially from the projected payment schedule we have provided. In such case, the taxable income of a holder arising from the ownership (e.g., taxable interest income or original issue discount), sale, exchange, conversion or redemption of a note could be increased or decreased.

        The CPDI regulations require that we provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the notes. This schedule must produce the comparable yield. The projected payment schedule includes payments of noncontingent cash interest, estimates for certain payments of contingent interest, and an estimate for a payment at maturity, taking into account the conversion feature.

        U.S. Holders may obtain the comparable yield and the schedule of projected payments by submitting a written request for such information to Evergreen Resources, Inc., 1401 17th Street, Suite 1200, Denver, Colorado 80202, Attention: Chief Financial Officer.

        Pursuant to the terms of the indenture, you agree, for United States federal income tax purposes, to use the comparable yield and the schedule of projected payments in determining interest accruals, and the adjustments thereto described below in respect of the notes.

        Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

        THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER'S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE NOTES.

Adjustments to Interest Accruals on the Notes

        If, during any taxable year, a U.S. Holder receives actual payments with respect to the notes that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. Holder will treat a "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year.

        If a U.S. Holder receives in a taxable year actual payments with respect to the notes that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. If any amount of the net negative adjustment is not absorbed by these adjustments, it is carried forward as a negative adjustment to the following year and is deemed made on the first day of such taxable year. If the note holder has a negative adjustment carryforward in a taxable year in which the note is sold, exchange or retired, the carryforward is applied to reduce the amount realized on the sale, exchange, or retirement.

Special Rules for Deferred Contingent Payments

        Where the amount of a contingent payment is fixed more than six months before it is due (a "deferred contingent payment"), the U.S. Holder and issuer must determine the difference between the present value of the fixed amount and the present value of the projected amount from the date the payment is due to the date the payment is fixed, discounted at the comparable yield. The amount so determined is a positive or negative adjustment, as is appropriate, for the taxable year that includes the date the payment is fixed. The adjustments described above are made to the holder's income if the note is held on or after the date the amount of the deferred payment is fixed even if the U.S. Holder disposes of the note after that date and before the contingent payment is actually paid. A deferred contingent payment is not treated as contingent after its amount is fixed and, therefore, the projected payment schedule must be modified prospectively to reflect the fixed amount of the payment. Under these rules, no further adjustments are called for when the payment is made.

        On the date the amount of the payment is fixed, the note's accrual period ends, and a new accrual period begins on the following day. If the deferred payment adjustment is positive, the note's adjusted issue price and the holder's basis are increased in this amount. If the adjustment is negative, the adjusted issue price and basis are decreased.

Sale, Exchange, Conversion or Redemption

        Generally, the sale, exchange, redemption or other disposition of a note will result in taxable gain or loss to a U.S. Holder. In addition, as described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat, and you agree to treat, the receipt of our common stock upon the conversion of a note, or upon the redemption of a note where we elect to pay in common stock, as a contingent payment under the CPDI regulations. As described above, you agree to be bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion or such a redemption will result in taxable gain or loss to the U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion, redemption or other disposition will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any of our common stock received, and (b) the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will generally be equal to the U.S. Holder's original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any noncontingent payment and the projected amount of any contingent payment previously made on the notes to the U.S. Holder. Gain recognized upon a sale, exchange, conversion or redemption of a note will generally be treated as ordinary interest income; any loss generally will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the note is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

Constructive Dividends

        If at any time we make a distribution of property to our shareholders that would be taxable to the shareholders as a dividend for federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the notes.

        For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to holders of the notes, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

Backup Withholding Tax and Information Reporting

        In general, if you are a noncorporate U.S. Holder, we are required to report to the IRS all payments of principal, and interest on and any constructive distribution with respect to the notes, including amounts accruing under the rules for contingent payment debt instruments. In addition, we are required to report to the IRS any payment of proceeds of the sale of the notes before maturity. Additionally, United States federal backup withholding tax will apply at the rate of 30% to any payments, if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

SELLING SECURITYHOLDERS

        The notes were originally issued by us and sold by Bear, Stearns & Co. Inc., Wachovia Securities, UBS Warburg, Jeffries & Company, Inc., and Stifel, Nicolaus & Company Incorporated in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of such notes. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

        The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which such notes are convertible. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of the outstanding common stock.

        The principal amounts of the notes provided in the table below is based on information provided to us by each of the selling securityholders as of March 14, 2002 and the percentages are based on $100,000,000 principal amount at maturity of notes outstanding. The number of shares of common stock that may be sold is calculated based on the current conversion rate of 20.00 shares of common stock per $1,000 principal amount at maturity of the notes.

        Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

        The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or the shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.

Name	Aggregate Principal Amount at Maturity of Notes That May be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold(1)	Percentage of Shares of Common Stock Outstanding(2)
Amaranth LLC	$15,000,000	15.00%	300,000	1.57%
BGI Global Investors	$200,000	*	4,000	*
CALAMOS(R) Market Neutral Fund—CALAMOS(R) Investment Trust	$5,700,000	5.70%	114,000	*
Common Fund Event Driven Company	$102,000	*	2,040	*
Consulting Group Capital Markets Funds	$300,000	*	6,000	*
CSFB Convertible and Quantitative Strategies, Ltd.	$1,000,000	1.00%	20,000	*
DKR Fixed Income Holding Fund Ltd.	$4,000,000	4.00%	80,000	*
Fidelity Financial Trust: Fidelity Convertible Securities Fund	$2,000,000	2.00%	40,000	*
Forest Alternative Strategies II	$50,000	*	1,000	*
Forest Fulcrum Fund L.L.P.	$700,000	*	14,000	*
Forest Global Convertible Fund Series A-5	$2,625,000	2.63%	52,500	*
Global Bermuda Limited Partnership	$400,000	*	8,000	*
Lakeshore International, Ltd.	$1,600,000	1.60%	32,000	*
Levco Alternative Fund, Ltd	$2,896,000	2.90%	57,920	*
LLT Limited	$200,000	*	4,000	*
Lyxor Master Hedge Fund	$1,015,000	1.02%	20,300	*
Purchase Associates, L.P.	$787,000	*	15,740	*
RBC Capital Services Inc.	$50,000	*	1,000	*
Royal Bank of Canada(3)	$5,000,000	5.00%	100,000	*
Salomon Brothers Asset Management, Inc.	$2,500,000	2.50%	50,000	*
Spear, Leeds & Kellogg, LP.	$2,000,000	2.00%	40,000	*
Sunrise Partners LLC	$10,000,000	10.00%	200,000	1.05%
Sylvan (IMA) Ltd.	$250,000	*	5,000	*
The Northwestern Mutual Life Insurance Company	$2,000,000	2.00%	40,000	*
Zurich Master Hedge Fund	$125,000	*	2,500	*

All other holders of notes or future transferees, pledges, donees, assignees or successors of any such holders (4)(5)	$39,500,000	39.5%	790,000	4.02%

	$100,000,000	100.00%	2,000,000	10.39%

*
Less than one percent (1%).

(1)
Assumes conversion of all of the holder's notes at a conversion rate of 20 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under 'Description of the Notes -- Conversion Rights'. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 18,850,336 shares of common stock outstanding as of February 28, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

(3)
In addition to the securities reported above, the holder beneficially owns 4,553 outstanding shares of common stock.

(4)
Information about other selling securityholders will be set forth in prospectus supplements, if required.

(5)
Assumes that any other holders of the notes or any future pledgees, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

PLAN OF DISTRIBUTION

        The selling securityholders will be offering and selling all of the securities offered and sold under this prospectus. We will not receive any of the proceeds from the offering of the notes or the shares of common stock by the selling securityholders. In connection with the initial offering of the notes, we entered into a registration rights agreement dated December 18, 2001, with the initial purchasers of the notes. Securities may only be offered or sold under this prospectus pursuant to the terms of the registration rights agreement. However, selling securityholders may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 or Rule 144A under the Securities Act, provided they meet the criteria and conform to the requirements of one of these rules. We are registering the notes and shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the shares of common stock covered by this prospectus.

        The selling securityholders may sell all or a portion of the notes and shares of common stock beneficially owned by them and offered hereby from time to time:

  •
  directly; or
  •
  through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or from the purchasers of the notes and shares of common stock for whom they may act as agent.

        The notes and the shares of common stock may be sold from time to time in one or more transactions at:

  •
  fixed prices, which may be changed;
  •
  prevailing market prices at the time of sale;
  •
  varying prices determined at the time of sale; or
  •
  negotiated prices.

These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the notes or shares of common stock offered by them hereby will be the purchase price of the notes or shares of common stock less discounts and commissions, if any.

The sales described in the preceding paragraph may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the notes or shares of common stock may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of the shares of common stock;
  •
  in the over-the counter market;
  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or
  •
  through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the notes and shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and shares of common stock in the course of hedging their positions. The selling securityholders may also sell the notes and shares of common stock short and deliver the notes and shares of common stock to close out short positions, or loan or pledge notes and shares of common stock to broker-dealers that in turn may sell the notes and shares of common stock.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the shares of common stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the notes and the shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the notes and the shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        The outstanding shares of common stock are listed for trading on the New York Stock Exchange.

        The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the notes or the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling securityholders may be deemed to be underwriters, the selling securityholders may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        Because the selling securityholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will disclose:

  •
  the name of the selling securityholders and any participating underwriters, broker-dealers or agents;
  •
  the aggregate amount and type of securities being offered;
  •
  the price at which the securities were sold and other material terms of the offering;
  •
  any discounts, commissions, concessions or other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and
  •
  that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

The prospectus supplement or a post-effective amendment will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, if we receive notice from a selling securityholder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed.

        The notes were issued and sold in December 2001 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act. Pursuant to the registration rights agreement, we have agreed to indemnify the initial purchasers and each selling securityholder, and each selling securityholder has agreed to indemnify us against specified liabilities arising under the Securities Act. The selling securityholders may also agree to indemnify any broker-

dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.

        The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may regulate the timing of purchases and sales of any of the notes and the underlying shares of common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying shares of common stock to engage in market-making activities with respect to the particular notes and the underlying shares of common stock being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the notes and the underlying shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying shares of common stock.

        Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

  •
  two years after the date of filing of this shelf registration statement; or
  •
  such shorter period, from the date of filing of the shelf registration statement until either (i) the sale pursuant to this shelf registration statement of the registrable securities or (ii) the expiration of the holding period applicable to the registrable securities held by holders of the notes that are not affiliates of Evergreen under Rule 144(k) under the Securities Act.

        Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates.

        We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 90 days in a 360-day period.

        There are no contractual arrangements between or among any of the selling security-holders and Evergreen with regard to the sale of the shares, and no professional underwriter in its capacity as such will be acting for the selling shareholders.

LEGAL MATTERS

        The validity of the securities offered hereby has been passed upon for us by Berenbaum, Weinshienk & Eason, P.C., Denver, Colorado.

EXPERTS

        The consolidated financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INDEPENDENT PETROLEUM ENGINEERS

        The estimated reserve evaluations and related calculations of Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants, included and incorporated by reference in this prospectus have been included and incorporated by reference herein in reliance upon the authority of said firm as experts in petroleum engineering. The estimated reserve evaluations and related calculations of Resource Services International, Inc., independent petroleum engineering consultants, included and incorporated by reference in this prospectus have been included and incorporated by reference herein in reliance upon the authority of said firm as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (the "SEC"). You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Chicago Regional Office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and you may obtain copies of these documents from the SEC's Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov.

        We have filed a registration statement on Form S-3 with the SEC relating to the offering of notes and common stock pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

        The registration statement we have filed with the SEC utilizes the "shelf" registration process. Additional prospectuses or prospectus supplements may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement. You should read this prospectus together with additional information described under the heading "Incorporation of Certain Documents by Reference."

GLOSSARY OF CERTAIN OIL AND GAS TERMS

        The following are definitions of terms commonly used in the oil and natural gas industry and this document.

        Unless otherwise indicated in this document, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located at 60 (degrees) Fahrenheit. As used in this document, the following terms have the following specific meanings: "Mcf" means thousand cubic feet, "MMcf" means million cubic feet, "Bcf" means billion cubic feet, "Tcf" means trillion cubic feet, "Btu" means British Thermal Unit, or the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit, and "MMBtu" means million British thermal units.

        Capital Expenditures.    Costs associated with exploratory and development drilling (including exploratory dry holes); leasehold acquisitions; seismic data acquisitions; geological, geophysical and land related overhead expenditures; delay rentals; producing property acquisitions; other miscellaneous capital expenditures; compression equipment and pipeline costs.

        Developed Acreage.    The number of acres which are allocated or assignable to producing wells or wells capable of production.

        Development Well.    A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

        Exploratory Well.    A well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir, or to extend a known reservoir.

        Finding and Development Cost.    The total capital expenditures, including acquisition costs, and exploration and abandonment costs, for oil and natural gas activities divided by the amount of proved reserves added in the specified period.

        Gob Gas.    Gob gas is methane that has collected in abandoned underground coal mines.

        Gross Acres Or Gross Wells.    The total acres or wells, as the case may be, in which the Company has a working interest.

        Interaction Well.    A well drilled into the fractured area surrounding an abandoned coal mine.

        LOE.    Lease operating expenses, which includes, among other things, extraction costs and property taxes but not production taxes.

        Net Acres Or Net Wells.    A net acre or well is deemed to exist when the sum of our fractional ownership working interests in gross acres or wells, as the case may be, equals one. The number of net acres or wells is the sum of the fractional working interests owned in gross acres or wells, as the case may be, expressed as whole numbers and fractions thereof.

        Operator.    The individual or company responsible to the working interest owners for the exploration, development and production of an oil or natural gas well or lease.

        Present Value Of Future Net Revenues Or PV-10.    The present value of estimated future net revenues to be generated from the production of proved reserves, net of estimated production and ad valorem taxes, future capital costs and operating expenses, using prices and costs in effect as of the date indicated, without giving effect to federal income taxes. The future net revenues have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties.

        Recompletion.    The completion of an existing well for production from a formation that exists behind the casing of the well.

        Reserves.    Natural gas and crude oil, condensate and natural gas liquids on a net revenue interest basis, found to be commercially recoverable. "Proved developed reserves" includes proved developed producing reserves and proved developed behind-pipe reserves. "Proved developed producing reserves" includes only those reserves expected to be recovered from existing completion intervals in existing wells. "Proved undeveloped reserves" includes those reserves expected to be recovered from new wells on proved undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

        Undeveloped Acreage.    Lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether or not such acreage contains proved reserves.

        Working Interest.    An interest in an oil and natural gas lease that gives the owner of the interest the right to drill and produce oil and natural gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC registration fee.

Amount to Be Paid by Registrant
SEC registration fee	$9,855.50
Transfer agents, trustees and depository's fees and expenses	2,000.00
Printing fees and expenses	5,000.00
Legal fees and expenses	10,000.00
Accounting fees and expenses	5,000.00
Miscellaneous	1,144.50

Total	$33,000.00

The Registrant intends to pay all expenses of registration, issuance and distribution.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 7-108-402 of the Colorado Business Corporation Act (the "Act") provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108 -403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective. The Registrant's articles of incorporation contain a provision eliminating liability as permitted by the statute. The Registrant's articles of incorporation further provide that directors and officers of the Registrant will not be held personally liable for any injury to persons or property caused by the wrongful act of any employee of the Registrant unless either (i) the director or officer was personally involved in the situation leading to litigation or (ii) the director or officer committed a criminal offense in connection with such litigation.

        Section 7-109-103 of the Act provides that a Colorado corporation must indemnify a person (i) who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or fiduciary or agent of another corporation or other entity or of any employee benefit plan (a "Director") or officer of the corporation and (ii) who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation's articles of incorporation. The Registrant's articles of incorporation do not contain any such limitation.

        Section 7-109-102 of the Act provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person's conduct was in the corporation's best interests and, in all other cases, his conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The Registrant's articles of incorporation and its bylaws provide for such indemnification. A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

        Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify such a person who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. The Registrant's articles of incorporation and bylaws provide for indemnification of officers, employees and agents of the Registrant to the same extent as its directors.

        The Registrant's articles of incorporation and bylaws permit the Registrant to pay expenses incurred in defending a Proceeding in advance of the final disposition of the Proceeding if the person undertakes to repay the amount unless it is ultimately determined that he is entitled to such expenses.

        The Registrant's articles of incorporation also provide that the Registrant may purchase and maintain insurance covering any person serving on behalf of, or at the request of, the Registrant against any liability incurred by him in such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability. The Registrant has obtained a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 16. EXHIBITS

        The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K:

Exhibit Number	Description of Exhibit
4.1	Articles of Incorporation, as amended: Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, Commission File No. 33-273035, by reference to Exhibit I to the Registrant's Current Report on Form 8-K dated December 9, 1994, by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed June 8, 1998 and by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000
4.2	Bylaws: Incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed June 8, 1998
4.3	Shareholders Rights Agreement: Incorporated by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K dated July 7, 1997
4.4	Indenture, dated as of December 18, 2001, between Evergreen Resources, Inc. and First Union National Bank: Incorporated by reference to Exhibit 4.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001
4.5	Form of 4.75% Convertible Subordinated Note (included in Exhibit 4.4)
4.6	Registration Rights Agreement, dated as of December 18, 2001, between Evergreen Resources, Inc., Bear, Stearns & Co., Inc., Wachovia Securities, UBS Warburg, Jefferies & Company, Inc., and Stifel, Nicolaus & Company Incorporated: Incorporated by reference to Exhibit 4.4 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001
5	Opinion of Berenbaum, Weinshienk & Eason, P.C.
12.1	Statement re Computation of Ratios
23.1	Consent of Berenbaum, Weinshienk & Eason, P.C. (included in Exhibit 5)
23.2	Consent of BDO Seidman, LLP
23.3	Consent of Netherland, Sewell & Associates, Inc.
23.4	Consent of Resource Services International, Inc.
24	Power of Attorney (included in the signature page of this registration statement)
25	Statement of Eligibility of Trustee

ITEM 17. UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the 1933 Act;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Colorado, on March 14, 2002.

EVERGREEN RESOURCES, INC.
By:	/s/ MARK S. SEXTON Mark S Sexton Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

        Each of the undersigned, being a director and/or officer of Evergreen Resources, Inc. (the "Company"), hereby nominates, constitutes and appoints Mark S. Sexton and Kevin R. Collins, or any one of them severally, to be his true and lawful attorney-in-fact and agent and to sign in his name and on his behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration for resale of certain notes and certain shares of the common stock, no par value, of the Company, and to file any and all amendments, including post-effective amendments, exhibits and other documents and instruments in connection therewith, to the Registration Statement, making such changes in the Registration Statement as such attorney-in-fact and agent deems appropriate, and generally to do all such things on his behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and all requirements of the Commission.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 14, 2002.

/s/ MARK S. SEXTON		/s/ KEVIN R. COLLINS
Name:	Mark S. Sexton	Name:	Kevin R. Collins
Title:	Chairman of the Board, President, Chief Executive Officer and Director (principal executive officer)	Title:	Vice President—Finance, Treasurer and Chief Financial Officer (principal financial and accounting officer)
/s/ ALAIN G. BLAINCHARD		/s/ DENNIS R. CARLTON
Name:	Alain G. Blainchard	Name:	Dennis R. Carlton
Title:	Director	Title:	Director
/s/ LARRY D. ESTRIDGE		/s/ JOHN J. RYAN, III
Name:	Larry D. Estridge	Name:	John J. Ryan, III
Title:	Director	Title:	Director
/s/ SCOTT D. SHEFFIELD		/s/ ARTHUR L. SMITH
Name:	Scott D. Sheffield	Name:	Arthur L. Smith
Title:	Director	Title:	Director

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Table of Contents
FORWARD-LOOKING STATEMENTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PROSPECTUS SUMMARY
RISK FACTORS
Risks Related to Our Business
Risks Related to This Offering
Risks Related to our Common Stock
USE OF PROCEEDS
DIVIDEND POLICY
SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
Ratio of Earnings of Fixed Charges
Summary Operating Data
Summary Reserve and Acreage Data
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEPENDENT PETROLEUM ENGINEERS
WHERE YOU CAN FIND MORE INFORMATION
GLOSSARY OF CERTAIN OIL AND GAS TERMS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY